BYRNA TECHNOLOGIES INC. 8-K

Exhibit 4.1

Execution Version

NEEDHAM BANK	COMMERCIAL LOAN AND
SECURITY AGREEMENT

This COMMERCIAL LOAN AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made this 19th day of January 2021 (the “Effective Date”) by and between BYRNA TECHNOLOGIES INC., a Delaware corporation having its principal office location located at 100 Burtt Road, Andover, Massachusetts 01810 (“Borrower”), and NEEDHAM BANK, a Massachusetts co-operative bank having an address of 1063 Great Plain Avenue, Needham, Massachusetts 02492 (“Lender”).

SECTION 1.	AMOUNTS AND TERMS OF CREDIT AND INTEREST

1.1           Revolving Line of Credit

1.1.1        Subject to the terms and conditions of this Agreement, Lender hereby establishes a revolving line of credit of up to FIVE MILLION and 00/100 DOLLARS ($5,000,000.00) (the “Revolving Loan”) to be advanced as hereinafter provided. Subject to the terms of this Agreement, upon Borrower’s request and absent the occurrence of an Event of Default hereunder, Lender shall make advances in the form of direct loans to Borrower; provided, however, that no advance under the Revolving Loan will be made if, after giving effect to Borrower’s request for such advance, the aggregate outstanding principal balance of all outstanding advances made under the Revolving Loan would exceed the lesser of:

(a)	Five Million and 00/100 Dollars ($5,000,000.00) (the “Credit Limit”), and

(b)	the aggregate sum of:

(i)         up to eighty-five percent (85%) (or such other higher percentage as may from time to time be fixed by Lender upon notice to Borrower) of the aggregate unpaid face amount of all Eligible Accounts Receivable (as defined below) which are due and payable to Borrower and which arise out of a contract with any federal, state or municipal governmental agency or any department or instrumentality thereof, less than one hundred (120) days from the invoice date thereof, PLUS

(ii)        up to eighty percent (80%) (or such other higher percentage as may from time to time be fixed by Lender upon written notice to Borrower) of the aggregate unpaid face amount of all other remaining Eligible Accounts Receivable less than ninety (90) days from the invoice date thereof, PLUS

Execution Version

(iii)       the sum of (a) fifty percent (50%) (or such other higher percentage as may from time to time be fixed by Lender upon notice to Borrower) of Eligible Inventory (as defined below) and (b) twenty-five percent (25%) (or such other higher percentage as may from time to time be fixed by Lender upon notice to Borrower) of Borrower’s raw materials; provided, however, that strictly for purposes of calculating the Borrowing Base (as defined below), under no circumstances shall the credit available from the sum of Eligible Inventory and raw materials exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), PLUS

(iv)       so long as Borrower’s current chargeback rate with respect to Credit Card Receivables (as defined below) is five percent (5.00%) or less, fifty percent (50%) (or such other higher percentage as may be from time to time be fixed by Lender upon notice to Borrower) of the sum equal to ninety percent (90%) of all Eligible Credit Card Receivables (as defined below). For purposes of the foregoing, the Borrower’s current cancellation and/or chargeback rate shall be the quotient equal to (a) the sum of the chargebacks/reversals received by each applicable Credit Card Issuer or Credit Card Processor, divided by (b) the sum of all credit card payments received on behalf of Borrower by each applicable Credit Card Issuer or Credit Card Processor, all as determined in accordance with each respective monthly credit card processing statement generated and issued to Borrower by each applicable Credit Card Issuer and Credit Card Processor.

The aggregate sum of the foregoing subsections 1.1.1(b)(i), 1.1.1(b)(ii), 1.1.1(b)(iii) and 1.1.1(b)(iv) are hereinafter referred to as the “Borrowing Base”.

1.1.2        For purposes of calculating the Borrowing Base set forth above, (i) as used herein the term “Account” means an account, as that term is defined, from time to time, in Article 9 of the Uniform Commercial Code as adopted in the State of Delaware from time to time (the “UCC”, provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interests in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall also mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction), of Borrower and, in any event, shall include, without limitation, any right of Borrower to payment of a monetary obligation, whether or not earned by performance and whether or not evidenced by an instrument, for (a) property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) services rendered or to be rendered, (c) a policy of insurance issued or to be issued, or (d) a secondary obligation incurred or to be incurred, (ii) as used herein the term “Account Debtor” means a person or entity obligated on an Account, chattel paper or general intangible, and (iii) as used herein the term “Eligible Accounts Receivable” are defined as Accounts which are owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until collected in full:

Execution Version

(i)	The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the Account Debtor, and Borrower has possession of, or has delivered to Lender, shipping and delivery receipts evidencing such shipment.

(ii)	The Account is solely owned by Borrower and is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process.

(iii)	The Account is the binding obligation of the Account Debtor enforceable by Borrower in the courts of the jurisdiction in which the Account Debtor is located and the Account is not subject to set-off, credit, allowance, adjustment or other defense by the Account Debtor, except for a discount or allowance allowed by Borrower in the ordinary course of its business for prompt payment and the Account Debtor has not returned any of the goods from the sale of which the Account arose.

(iv)	The Account arose in the ordinary course of Borrower’s business and did not arise from the performance of services or a sale of goods to a supplier or employee of Borrower.

(v)	No notice of bankruptcy or insolvency of the Account Debtor has been received by or is known to Borrower.

(vi)	The Account is not owed by an Account Debtor whose principal place of business is outside the United States of America.

(vii)	The Account did not arise out of a transaction with an officer, director, shareholder, employee or agent of Borrower and is not owed by an entity which is a parent, subsidiary or affiliate of Borrower.

(viii)	The Account Debtor is not located in any jurisdiction in which Borrower has not complied with any laws which might restrict the ability of Borrower to collect such Account, including, without limitation, the State of New Jersey, the State of West Virginia or the State of Minnesota, unless Borrower has filed and shall file all legally required notices of business activity reports, including, without limitation, each required Notice of Business Activities Report(s) with the New Jersey Division of Taxation, the West Virginia Department of Tax and Revenue or the Minnesota Department of Revenue, as applicable.

(ix)	The Account is not evidenced by a promissory note.

Execution Version

(x)	The Account is on an absolute sale basis and not on consignment, on approval, or on a sale and return basis or subject to any other repurchase or return agreement.

(xi)	The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

(xii)	The Account did not arise out of a contract with the United States government or any department, agency or instrumentality thereof, unless Borrower has complied with the Federal Assignment of Claims Act or other applicable law.

(xiii)	Borrower has not received any notice, whether written or oral, pursuant to which the Account Debtor is disputing all or any portion of the Account owed on the basis of failure to perform by Borrower.

(xiv)	Borrower has sent a written invoice to the Account Debtor in the amount of the Account.

Provided that if at any time fifty percent (50%) or more of the aggregate amount of the Accounts due from any one (1) Account Debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice (or more than one hundred twenty (120) days from the respective dates of invoice with respect to any contracts entered into with any federal, state or municipal governmental agency or any department or instrumentality thereof), from and after such time none of the Accounts (then existing or thereafter arising) due from such Account Debtor shall be deemed to be Eligible Accounts Receivable for purposes of calculating the Borrowing Base until such time as all Accounts due from such Account Debtor are, as a result of actual payments received thereon, no more than ninety (90) days from the date of invoice (or more than one hundred twenty (120) days from the respective dates of invoice with respect to any contracts entered into with any federal, state or municipal governmental agency or any department or instrumentality thereof).

The characterization of any Account due from an Account Debtor as an Eligible Accounts Receivable shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any Account subsequently arising from such Account Debtor to be, or to continue to deem such Account to be, an Eligible Accounts Receivable. It is Borrower’s sole responsibility to determine the creditworthiness of Account Debtors and all risks concerning the same and collection of Accounts are solely with Borrower. All Accounts, whether or not Eligible Accounts Receivable, constitute Collateral (as hereinafter defined).

Execution Version

1.1.3       For purposes of calculating the Borrowing Base set forth above, “Eligible Inventory” means all Inventory (as defined in Article 9 of the UCC) of Borrower, including, without limitation, Borrower’s finished goods which are initially and at all times until sold new and unused, merchantable and saleable through normal trade channels; located at a location which has been identified in writing to Lender or otherwise permitted hereunder; subject to a perfected first-priority security interest in favor of Lender (other than Permitted Liens (as defined herein)); and is owned by Borrower free and clear of any lien except in favor of Lender (other than Permitted Liens). In determining the amount to be so included, Eligible Inventory shall be valued at its net orderly liquidation value, as determined by Lender in its sole discretion. An item of Inventory shall not be included in Eligible Inventory if:

(i)	It is used, returned, rejected, damaged, and/or otherwise not in merchantable and saleable through normal trade channels;

(ii)	It is obsolete;

(iii)	It is perishable or alive;

(iv)	It is consignment Inventory or otherwise acquired by Borrower on consignment;

(v)	Borrower does not have good, valid and marketable title to such Inventory;

(vi)	It is subject to any assignment, claim, lien, or security interest (other than those filed in favor of Lender or other Permitted Liens);

(vii)	It is subject to a judgment, order or decree that restricts or prevents Borrower from selling it;

(viii)	Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrower);

(ix)	It is in-transit to or from a location of Borrower (other than with an employee in the ordinary course of business or between Borrower locations);

(x)	It is not covered by insurance as required pursuant to this Agreement;

(xi)	Unless it is subject to a landlord’s consent and waiver of lien (or other similar type document) in form and substance acceptable to Lender executed by the applicable lessor or warehouseman, as the case may be, in favor of Lender, it is located on real property leased by Borrower or in a contract warehouse;

(xii)	It is the subject of a bill of lading or other document of title;

(xiii)	It is not subject to a valid first priority perfected security interest in favor of Lender;

(xiv)	It is the subject of restrictive or custom orders;

Execution Version

(xv)	It constitutes work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, or “seconds”;

(xvi)	It is subject to a third-party trademark, licensing or other proprietary rights, unless Lender is satisfied that such Inventory can be freely sold by Lender on and after the occurrence of an Event of Default despite such third-party rights;

(xvii)	It is shrink reserve; or

(xviii)	It is subject to reserve for market adjustment.

1.1.4        For purposes of calculating the Borrowing Base set forth above, the following definitions shall apply:

(a)           “Credit Card Agreement” or “Credit Card Agreements” means each and every agreement now or hereafter entered into by Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b)          “Credit Card Direction Letter” means a letter agreement signed and delivered by Borrower and addressed to a Credit Card Issuer or Credit Card Processor who is a party to a Credit Card Agreement with Borrower, in form and substance reasonably satisfactory to Lender and countersigned by such Credit Card Issuer or Credit Card Processor, which Credit Card Direction Letter shall require ACH or wire transfer into the Operating Account maintained with Lender, no less frequently than each business day, of all Credit Card Receivables due and payable to Borrower from such Credit Card Issuer or Credit Card Processor.

(c)           “Credit Card Issuer” means the issuers of MasterCard or Visa bank credit or debit Cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa U.S.A., Inc., Visa International, American Express, Discover, and Diners Club (or their respective successors).

(d)          “Credit Card Processor” means any person or entity that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.

(e)          “Credit Card Receivable” or “Credit Card Receivables” means, collectively, each Account, together with all income, payments and proceeds thereof, owed to Borrower from any Credit Card Issuer or Credit Card Processor arising from the sale of goods or Inventory or the performance of services by Borrower to customers who have purchased such goods, Inventory or services using a credit or debit card, including, without limitation, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under each Credit Card Agreement or otherwise.

Execution Version

(f)            “Eligible Credit Card Receivable” or “Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of its creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been fully earned and represents the bona fide amount due to Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of Borrower’s business, (ii) is due and payable to Borrower from a Credit Card Issuer or Credit Card Processor that has previously executed and delivered in favor of Lender an original fully executed Credit Card Direction Letter and such Credit Card Direction Letter remains in full force and effect as of the time of such determination; provided, however, any Credit Card Receivable which has been received on behalf of Borrower by Fiserv, Inc. and which otherwise satisfies the criteria contained herein to constitute an Eligible Credit Card Receivable shall nonetheless be deemed to be Eligible Credit Card Receivable for purposes of calculating the Borrowing Base even though Lender may not have yet received a fully executed Credit Card Direction Letter from Fiserv, Inc., and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of the excluding criteria set forth in subsections (i) through (viii) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no person other than Borrower as the payee or remittance party. In determining the amount to be so included in the Borrowing Base, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (x) the amount of accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, credit card processor fees or other allowances (including any amount that Borrower may be obligated to rebate to a customer, a Credit Card Issuer or a Credit Card Processor pursuant to the terms of any Credit Card Agreement), and (y) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by Borrower to reduce the amount of such Credit Card Receivable. Unless otherwise approved from time to time by Lender in its sole discretion, no Credit Card Receivable shall constitute an Eligible Credit Card Receivable if, without duplication:

(i)           such Credit Card Receivable is not owned by Borrower and Borrower does not have good or marketable title to such Credit Card Receivable;

(ii)          such Credit Card Receivable does not constitute an Account or a “payment intangible” (as defined in the UCC);

(iii)         the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivable is the subject of any bankruptcy or insolvency proceedings;

Execution Version

(iv)        such Credit Card Receivable is not the valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(v)          such Credit Card Receivable is subject to any lien or security interest other than a lien in favor of Lender;

(vi)        such Credit Card Receivable is not subject to a valid and perfect lien and security interest in favor of Lender, senior in priority to all other liens;

(vii)        such Credit Card Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances due to any Credit Card Issuer or Credit Card Processor, limited to the lesser of the balance of the Credit Card Receivable or such unpaid credit card processor fees; or

(viii)       such Credit Card Receivable is evidenced by chattel paper or an instrument of any kind unless such chattel paper or instrument is subject to the perfected lien and security interest in favor of Lender; or

1.1.5       Accrued interest on the outstanding principal balance of the Revolving Loan shall be payable in accordance with the terms of that certain Secured Revolving Line of Credit Note of even date made and delivered by Borrower and payable to the order of Lender in the maximum principal amount of FIVE MILLION and 00/100 DOLLARS ($5,000,000.00) (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Revolving Note”). Interest on the Revolving Loan shall be computed on the basis of a 360-day year, for the actual number of days elapsed. Default interest shall be charged in accordance with the terms of the Revolving Note.

1.1.6       If not sooner paid, the then outstanding principal balance of the Revolving Loan, together with all accrued and outstanding interest and fees thereon, shall be payable in full without notice or demand on January 19, 2024 (the “Revolving Loan Maturity Date”). On any date on which a regularly scheduled payment of accrued interest is due and payable under the Revolving Note, Lender may charge the Operating Account (as defined hereinbelow) with the amount thereof.

1.1.7       No advance under the Revolving Loan will be made after January 18, 2024 (the “Revolving Loan Advance Expiration Date”).

1.1.8       Prior to the close of Lender’s business on the Revolving Loan Advance Expiration Date, Borrower may, subject to the terms and conditions of the Revolving Note, repay, in whole or in part, the principal balance of the Revolving Loan and may, absent the occurrence of an Event of Default (as defined below) hereunder which remains uncured and outstanding, re-borrow any such principal amounts repaid, all in accordance with the terms and conditions of this Agreement and the Revolving Note.

Execution Version

1.1.9       The proceeds of any advance made under the Revolving Loan shall be used by Borrower (i) to provide for the working capital needs of Borrower and (ii) for any other general corporate purposes of Borrower. Lender agrees that so long as Borrower complies with the terms and conditions of the Revolving Note and this Agreement, and provides not less than twenty-four (24) hours’ notice of any proposed advance under the Revolving Note, Lender shall cause the amount of such requested advance under the Revolving Loan to be made available to Borrower at the time and in the manner requested by Borrower; provided, however, that Lender shall have no obligation to make the requested advance if, after giving effect to the requested advance, the aggregate outstanding principal balance of all advances under the Revolving Note will exceed Five Million and 00/100 Dollars ($5,000,000.00). If, at any time, the aggregate unpaid principal balance of all advances made under the Revolving Loan exceeds $5,000,000.00, Borrower shall immediately pay to Lender the amount of such excess without notice or demand.

1.1.10       Commencing with Borrower’s fiscal year ending on November 30, 2021 and continuing on the last day of each fiscal year thereafter during the term of the Revolving Loan, Borrower shall pay to Lender, on an annual basis within thirty (30) days after each fiscal year-end, the Revolving Loan Unused Fee (as defined below). For purposes of this Agreement, the “Revolving Loan Unused Fee” means an amount equal to the product of:

(i)	one-quarter of one percent (0.25%) (or twenty-five (25) basis points), multiplied by

(ii)	the daily average unused portion of the Revolving Loan, measured annually in arrears based on Lender’s and Borrower’s books and records.

As used herein, the term “unused portion of the Revolving Loan” means that amount by which (x) the maximum principal amount of the Revolving Loan (i.e., $5,000,000.00) exceeds (y) the then aggregate outstanding principal balance of the Revolving Loan, whether such excess results from the fact that Lender has for any reason not made advances up to the maximum principal amount of the Revolving Loan, from the fact that any advances previously made have been repaid by Borrower, or due to any other reason. Such Revolving Loan Unused Fee shall be computed in arrears on the daily average unused portion of the Revolving Loan during the prior fiscal year then ending and shall be computed for the actual number of days during such measurement period. On any date which the Revolving Loan Unused Fee is due hereunder, Lender may charge the Operating Account with the amount thereof, if not already paid, after notice to Borrower of Lender’s intention to charge for such unpaid fee. The failure of Lender to charge such account shall not relieve Borrower of its obligations to pay the Revolving Loan Unused Fee when due and payable.

1.1.11       In consideration of Lender making the Revolving Loan available to Borrower, at the Closing, Borrower shall pay to Lender a one-time non-refundable loan origination fee in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00), which loan origination fee will be deemed fully earned upon the Effective Date.

Execution Version

1.2          Non-Revolving Equipment Line of Credit

1.2.1       Subject to the terms and conditions of this Agreement, Bank will make a non-revolving equipment line of credit available to Borrower on or about the date of execution of this Agreement in the maximum principal amount of up to ONE MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($1,500,000.00) (the “Equipment Loan,” and hereinafter together with the Revolving Loan and each term loan evidenced by an Equipment Term Note (as defined in Section 1.2.6 below), are each referred to herein as a “Loan” and collectively as the “Loans”).

1.2.2        Subject to the terms and conditions hereof, including, without limitation, Sections 1.2.3, 1.2.4 and 1.2.5 below, during the period commencing with the Effective Date and expiring on the earlier to occur of: (i) the date that is twenty-four (24) months from the Effective Date (i.e., January 19, 2023), (ii) the date on which the undrawn available loan proceeds under Equipment Loan is reduced to zero ($0.00), and (iii) the termination of this Agreement (such period of time being referred to herein as the “Equipment Line Draw Period”), Lender agrees that so long as Borrower complies with the terms and conditions of this Agreement, including, without limitation, the delivery to Lender of the required Equipment Documentation (as defined in Section 1.2.3 below) in form reasonably satisfactory to Lender in its sole discretion, and provides not less than twenty-four (24) hours’ prior notice of any proposed advance under the Equipment Loan (or such shorter period as agreed by Lender in its sole discretion), Lender agrees to make advances under the Equipment Loan in the form of direct loans to Borrower and Lender shall cause the amount of such advance to be made available to Borrower at the time and in the manner requested by Borrower; provided, however, that Lender shall have no obligation to make the requested advance, if, after giving effect to the requested advance, the aggregate outstanding principal balance of all advances made under the Equipment Loan will exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00). No advance under the Equipment Loan shall be made after the expiration or earlier termination of the Equipment Line Draw Period.

1.2.3       The proceeds of any advance made under the Equipment Loan shall be used by Borrower solely towards the payment of the purchase price for either new/unused and/or used equipment and machinery to be acquired by Borrower (to be owned and held in Borrower’s name) which is to be used in connection with, or is directly related to, the continued operation of Borrower’s business as it is currently conducted as of the Effective Date or in connection with Borrower’s business as of the date of any requested advance under the Equipment Loan. Lender shall be under no obligation to make or honor any requested advance under the Equipment Loan until Lender has received written evidence, in form and substance satisfactory to Lender in its sole discretion, identifying the specific equipment or machinery being purchased by Borrower and the corresponding net purchase price to be paid by Borrower therefor, which written evidence may include, but is not limited to, any of receipts, invoices, purchase orders or bills of lading, which describes the make and model of each piece of equipment or machinery being purchased and more particularly identifies each piece of equipment or machinery by an individual serial number, as applicable (collectively, the “Equipment Documentation”).

Execution Version

1.2.4       Subject to the terms and conditions of this Agreement, including, without limitation, Borrower’s delivery to Lender of the required Equipment Documentation, (1) each requested advance under the Equipment Loan made in connection with Borrower’s purchase of a new and unused piece of equipment or machinery shall be in an amount not to exceed ninety percent (90%) of the purchase price to be paid by Borrower for such new and unused equipment or machinery as evidenced by a written invoice, or other Equipment Documentation in form reasonably acceptable to Lender in its sole discretion, issued by the seller of such equipment or machinery, and (2) each requested advance under the Equipment Loan made in connection with Borrower’s purchase of a used piece of equipment or machinery shall be in an amount not to exceed either (x) eighty percent (80%) of the purchase price to be paid by Borrower for such used piece equipment or machinery as evidenced by a written invoice issued by the seller of such equipment or machinery, or (y) if a written invoice is not available in connection with Borrower’s purchase of such used piece of equipment or machinery, eighty percent (80%) of the appraised value of the used piece of equipment or machinery being purchased as established pursuant to a current appraisal of the specific equipment or machinery, which appraisal shall be in form reasonably acceptable to Lender, or (z) if neither a written invoice nor a current appraisal of the specific used equipment or machinery being purchased by Borrower is available, then seventy-five percent (75%) of the current net book value of the specific used equipment or machinery being purchased by Borrower as determined by Borrower and the seller of such equipment or machinery and approved by Lender in its sole yet reasonable discretion.

1.2.5       Contemporaneously with, and as a condition precedent to, Lender making each advance to Borrower under the Equipment Loan, Borrower shall duly execute and deliver an equipment term note in the form of promissory note attached hereto as Exhibit C and made a part hereof with each such equipment term note being in an original principal sum equal to the amount of the corresponding advance being made by Lender to Borrower under the Equipment Loan (each equipment term note executed and delivered by Borrower in connection with each advance made under the Equipment Loan are collectively, and each individually as the context may require, referred to herein as an “Equipment Term Note”) (each Equipment Term Note, together with the Revolving Note are sometimes collectively referred to herein as the “Notes”). Pursuant to the terms of each Equipment Term Note, Borrower shall make payments of accrued interest only, in arrears, during the first twelve (12) months of the term of each Equipment Term Note, which interest only period shall be immediately followed by a five (5) year Amortization Period (as such term is defined in each Equipment Term Note) during which Borrower shall make amortizing payments of principal (together with payments of accrued interest, in arrears) based upon a fully amortizing five (5) year amortization schedule. On any date on which a regularly scheduled payment of accrued interest and/or principal is due under any Equipment Term Note, Lender may charge the Operating Account with the amount thereof.

1.2.6       Principal and interest on the Equipment Loan shall be payable in accordance with the terms and conditions of each respective Equipment Term Note executed and delivered by Borrower to Lender in connection with each advance made under the Equipment Loan as more particularly set forth in Section 1.2.5 above.

Execution Version

1.2.7       Each Equipment Term Note may be prepaid by Borrower, in whole or in part, without premium or penalty as more particularly set forth in each respective Equipment Term Note. The Equipment Loan is a non-revolving facility and any amounts borrowed and repaid or prepaid under each respective Equipment Term Note may not be re-borrowed by Borrower.

1.2.8       Commencing with Borrower’s fiscal year ending on November 30, 2021 and continuing on the last day of each fiscal year thereafter until the expiration of the Equipment Line Draw Period, Borrower shall pay to Lender, on an annual basis within thirty (30) days after each fiscal year-end, the Equipment Loan Unused Fee (as defined below). For purposes of this Agreement, the “Equipment Loan Unused Fee” means an amount equal to the product of:

(i)	one-quarter of one percent (0.25%) (or twenty-five (25) basis points), multiplied by

(ii)	the daily average unused portion of the Equipment Loan, measured annually in arrears based on Lender’s books and records and such other information deemed relevant to Lender.

As used herein, the term “unused portion of the Equipment Loan” means that amount by which (x) the maximum principal amount of the Equipment Loan (i.e., $1,500,000.00) exceeds (y) the aggregate principal amount of all advances previously made by Lender to Borrower under the Equipment Loan in accordance with the terms of this Agreement, whether such excess is due to the fact that Lender has for any reason not made advances up to the maximum principal amount of the Equipment Loan or due to any other reason. Such Equipment Loan Unused Fee shall be computed in arrears on the daily average unused portion of the Equipment Loan during the prior fiscal year then ending and shall be computed for the actual number of days during such measurement period. On any date which the Equipment Loan Unused Fee is due hereunder, Lender may charge the Operating Account with the amount thereof if not already paid. The failure of Lender to charge such account shall not relieve Borrower of its obligations to pay the Equipment Loan Unused Fee when due and payable.

1.2.9       In consideration of Lender making the Equipment Loan available to Borrower, at the Closing, Borrower shall pay to Lender a one-time non-refundable loan origination fee in the amount of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00), which loan origination fee will be deemed fully earned upon the closing of the Equipment Loan.

All of Borrower’s liabilities and obligations owing to Lender, of every kind and description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced, including those arising under any other agreements, instruments or documents executed in conjunction herewith, or whether evidenced by an agreement or instrument, including obligations to perform acts and refrain from taking action, including, without limitation, those arising under this Agreement, the Revolving Note and each Equipment Term Note are collectively referred to herein as Borrower’s “Liabilities”. In addition to the foregoing, the term “Liabilities” as used herein means the indebtedness evidenced by each of the Revolving Note, each Equipment Term Note and any of the other Loan Documents (as that term is defined in Section 11.13 herein), including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under each of the Revolving Note, each Equipment Term Note or under any of the other Loan Documents.

Execution Version

SECTION 2.	CONDITIONS TO MAKING THE LOANS

2.1          As a condition precedent to the closing of the Loans and Lender’s obligations to fund any advance under the Revolving Loan or the Equipment Loan, Borrower shall, on or prior to the Effective Date, deliver or cause to be delivered to Lender the following, all in form and substance satisfactory to Lender (unless one or more such requirements has or have been waived in writing by Lender):

(a)	The Loan Documents (as defined hereinbelow) have been duly executed by Borrower;

(b)	A written opinion of Borrower’s legal counsel, in form and substance satisfactory to Lender and opining, without limitation, to the valid organization and due authority of Borrower and as to the due authority, execution, delivery and enforceability of the Loan Documents with respect to Borrower;

(c)	A field exam of Borrower’s assets and books and records shall have been completed the results of which shall be satisfactory to Lender in its sole yet reasonable discretion;

(d)	Lender’s receipt, review and approval of the most recent Form 10-K and Form 10- Q for Borrower as filed with the U.S. Securities and Exchange Commission;

(e)	Evidence that Borrower has satisfied the insurance requirements of Lender identified in this Agreement and/or any of the other Loan Documents, all in form and amount satisfactory to and approved by Lender;

(f)	Lender’s receipt, review and approval of (i) a copy of Borrower’s Certificate of Incorporation duly certified by the Secretary of State for the State of Delaware, (ii) a copy of Borrower’s Foreign Corporation Certificate of Registration duly certified by the Secretary of State for the Commonwealth of Massachusetts; (iii) a certificate of legal existence and good standing duly issued by the Secretary of State for the State of Delaware, (iv) a certificate of legal existence and good standing duly issued by the Secretary of State for the Commonwealth of Massachusetts and every other jurisdiction where the nature of Borrower’s business is such that qualification is required, (v) authorizing resolutions executed by the board of directors of Borrower in form and substance acceptable to Lender and Lender’s legal counsel duly authorizing the financing transactions evidenced by this Agreement, and (vi) a certificate of the secretary of Borrower certifying an attached copy of the Certificate of Incorporation, the Foreign Corporation Certificate of Registration and the by-laws of Borrower (if such by-laws exists) and a copy of the authorizing resolutions referenced in subsection (v) above;

Execution Version

(g)	Evidence satisfactory to Lender that there is not pending against Borrower any petition in bankruptcy, whether voluntary or involuntary, an assignment for the benefit of creditors or any other proceeding pursuant to any federal or state bankruptcy insolvency laws;

(h)	No adverse change to the financial condition of Borrower shall have occurred since the most recent Form 10-K and Form 10-Q statements of Borrower previously delivered to Lender;

(i)	The federal tax identification number for Borrower;

(j)	Evidence that Borrower has established the Operating Account with Lender; and

(k)	Such other items and documentation that Lender may reasonably require.

SECTION 3.	WARRANTIES AND REPRESENTATIONS OF BORROWER

3.1       To induce Lender to enter into this Agreement and to make the Loans, Borrower warrants and represents in favor of Lender (which representations and warranties will survive the delivery of each of the Revolving Note, each Equipment Term Note and the making of any advances under the Revolving Loan and the Equipment Loan and shall be deemed to be continuing as of each Advance until each of the Loans have been repaid in full (other than contingent obligations not yet due and owing) and Lender no longer has any obligation to make any advances under any of the Loans pursuant to Section 1 herein) that, as of the Effective Date:

(a)	Borrower is a duly organized and existing corporation under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware.

(b)	Borrower is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction where the nature of the business conducted by it or the property owned by it requires such qualification, including, without limitation, the Commonwealth of Massachusetts, other than any qualification the lack thereof would not reasonably be expected to result in a material adverse effect.

Execution Version

(c)	Borrower has good and marketable title to all properties and assets which it purports to own, free and clear of all mortgages, liens, pledges, charges, security interests and encumbrances, other than liens filed in connection with any capital leases as may be permitted hereunder, if any, and those being granted to Lender and any other of the following liens or encumbrances which, together with the foregoing, shall constitute “Permitted Liens”: (i) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower, (ii) any non-consensual liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings; provided, however, that the foregoing shall not be deemed in any manner to exempt Borrower from any obligation contained herein requiring Borrower to remove or bond over any mechanic’s and materialmen’s lien filed against any Collateral and/or to exercise commercially reasonable efforts to deliver to Lender any applicable landlord consent and waiver of lien, (iii) easements, rights of way, restrictions, minor defects or irregularities in title and other similar liens not interfering in any material respect with the ordinary conduct of the business of Borrower and/or the perfection or enforcement of Lender’s lien and security interest in the Collateral granted pursuant to the terms hereof, (iv) normal and customary rights of setoff upon deposits in favor of depository institutions and liens of a collecting bank on payment items in the course of collection, and (v) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business.

(d)	As of the Effective Date, Borrower owns and holds or leases all real and personal property necessary or incidental to the present and reasonably expected planned future conduct of its business, including, without limitation, patents, trademarks, service marks, trade names, copyrights and licenses and other rights with respect to the foregoing, and all such tangible assets and properties of Borrower, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof.

(e)	All books and records of Borrower, including, but not limited to, minute books, by-laws and books of account are accurate and reflect all matters and transactions which should currently be reflected therein.

(f)	The general business of Borrower is the manufacturing and sale of non-lethal weapons and munitions and other services and products related thereto.

Execution Version

(g)	As of the Effective Date, other than the equity interests of Byrna South Africa, a South African company (formerly known as Roboro Industries Ptd Ltd), Borrower does not have any subsidiaries and/or investments in the stock or securities of any other corporation, firm, trust or other entity and has not otherwise invested in the stock, common or preferred, or invested in any other ownership interest of any corporation or other entity, other than Cash Equivalents. “Cash Equivalents” means (a) any evidence of debt, maturing not more than one year from date of acquisition, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than 270 days from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than 180 days after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Lender.

(h)	There are no actions, suits, investigations or proceedings pending, or to the knowledge of Borrower threatened in writing, against Borrower or any of Borrower’s properties or assets in any court, before any governmental authority, arbitration board, or any other tribunal which, singly or in the aggregate, if decided adversely against Borrower, would materially and adversely affect the business, properties or financial condition of Borrower. Borrower is not, nor by execution and delivery of this Agreement and the performance of its obligations hereunder (with or without the passage of time) will Borrower be, in default with respect to any order of any court, governmental authority, arbitration board or other tribunal.

(i)	Borrower has furnished Lender with current financial statements and certain other financial information as requested by Lender. Such financial statements, including in each case any explanatory notes thereto are fairly presented, have been prepared in accordance with generally accepted principles of accounting consistently maintained and applied throughout the periods covered thereby (except as may be noted therein), and fairly present the financial condition of Borrower on the respective dates thereof.

Execution Version

(j)	Except to the extent reflected or reserved against in the financial statements referred to in Section 3.1(i) above, Borrower, as of the date of said financial statements, does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities, due or to become due, or arising out of transactions entered into or any state of facts existing prior thereto.

(k)	Since the date of the financial statements referred to in Section 3.1(i) above, there has not been:

(i)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting a material portion of the assets or business of Borrower; or

(ii)          any materially adverse:

(1)	controversy with any labor organization or employees;

(2)	claim or controversy involving any federal, state or local governmental agencies; or

(3)	other event or condition materially affecting the business or properties of Borrower.

(l)	Borrower has filed all federal and state income tax returns, excise tax returns, and all other tax returns of every kind and nature which are required to be filed by Borrower as of the Effective Date and has paid all taxes shown to be due on said returns.

(m)	Borrower keeps all records concerning its Accounts and has its chief executive office and principal place of business at the address set forth in the introductory paragraph of this Agreement. Except as set forth on Schedule 1 annexed hereto, as of the Effective Date, Borrower does not have any other addresses at which Borrower has an office, conducts business or at which any of Borrower’s properties or assets is located.

(n)	The execution and delivery of this Agreement, the borrowing by Borrower as herein provided, the execution and delivery by Borrower of all instruments, agreements and documents of every kind and nature pursuant hereto and the performance by Borrower of all of its obligations to Lender hereunder have been duly authorized by the board of directors of Borrower and, to the extent required by law or otherwise, by Borrower’s shareholders, as applicable, and this Agreement and all instruments, agreements and documents executed pursuant hereto are valid and binding obligations of Borrower enforceable in accordance with their terms except to the extent such enforceability may be limited by laws of general application affecting the rights of creditors and by general principles of equity.

Execution Version

(o)	There is no provision in the Certificate of Incorporation or the by-laws of Borrower, or any material indenture, contract or agreement to which Borrower is a party or by which Borrower is bound, which prohibits the execution and delivery of this Agreement or the performance by Borrower of its obligations hereunder and Borrower’s performance of its obligations under this Agreement will not constitute or result in the occurrence of an event of default under any such indenture, contract or agreement.

(p)	No event has occurred, and no condition exists, which, upon the execution and delivery of this Agreement would constitute a default or an Event of Default hereunder. Neither the nature of Borrower or any of its businesses or assets, nor any relationships, agreements or contracts between Borrower and any other person, nor any circumstances in connection with the execution or delivery of this Agreement, is such as to require a consent, approval, or authorization of or filing, registration, or qualification with, any governmental authority on the part of Borrower as a condition of the execution and delivery of this Agreement or any other instrument, agreement or document contemplated hereby, or the performance by Borrower of its obligations hereunder or thereunder.

(q)	Borrower has obtained and maintained all licenses, certificates, permits, franchises, rights, code approvals and private product approvals, whether federal, state, local or foreign, which are necessary or reasonably required for the lawful operation of Borrower’s business as presently conducted, and Borrower is not in material violation of any valid rights of others with respect to any of the foregoing.

(r)	A true and complete list of all of the registered (with either United States Patent & Trademark Office or United States Copyright Office) trademarks, tradenames, service marks, patents and copyrights (including any registrations of or pending applications for any of the foregoing) owned or used by Borrower in the conduct of Borrower’s business as of the Effective Date is disclosed on Schedule 2 annexed hereto.

(s)	No part of the proceeds of any of the Loans will be used, in whole or in part, for the purpose of (a) acquiring all or substantially all of the assets or stock of any person, entity or corporation, or (b) purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

(t)	Borrower is in compliance with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to it, its property or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment.

Execution Version

(u)	All capital stock or other equity interests of Borrower (i) are validly issued, fully paid and non-assessable and (ii) as of the Effective Date, are free of preemptive rights.

(v)	There is no other indebtedness for borrowed money, subordinated or otherwise, owed by Borrower to any person except as set forth on Schedule 3 annexed hereto.

(w)	As of the Effective Date, Borrower has delivered to Lender true, accurate and complete copies of all policies of fire, liability, workers’ compensation, builders risk, title and other forms of insurance owned, held by or applicable to Borrower (or its assets or business). All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of Borrower.

(x)	As of the Effective Date and immediately after giving effect to the transactions contemplated herein, Borrower is, and will be after the transactions contemplated by and under this Agreement, solvent. For purposes of this agreement “solvent” means (a) the fair value of the properties and assets of Borrower exceeds its total liabilities (including probable liability in respect of contingent liabilities), (b) the present fair saleable value of the assets of Borrower is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, and (c) Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature.

(y)	Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”). Borrower has not violated any provision of any employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”). No Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each Plan, and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 4.	INTENTIONALLY OMITTED.

Execution Version

SECTION 5.	AFFIRMATIVE COVENANTS OF BORROWER

So long as this Agreement is in effect, Borrower hereby covenants and agrees in favor of Lender as follows:

5.1          Borrower will duly and punctually pay all interest, principal and fees becoming due to Lender under each of the Loans and will duly and punctually perform all obligations on its part to be done or performed under this Agreement, or pursuant to any instrument, document or agreement executed pursuant hereto or in connection herewith.

5.2          Borrower will, at all times, keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

5.3          Borrower will, upon reasonable notice, at all reasonable times, make its assets, books and records available, in its offices, for inspection, examination and copying by Lender and Lender’s representatives and will, at all reasonable times, permit inspection of its properties by Lender and Lender’s representatives; provided, however, that absent the existence of an Event of Default hereunder, Lender shall not conduct a field exam of Borrower’s assets and books and records more often than once per each consecutive twelve (12) month period.

5.4           Borrower shall furnish or cause to be furnished to Lender from time to time, the following tax returns, financial statements, reports and other information, all in form, manner of presentation and substance acceptable to Lender:

5.4.1       Borrower’s Quarterly Financial Statements. On a quarterly basis, commencing with the fiscal quarter ending on February 28, 2021, within thirty (30) days following Borrower’s filing with the U.S. Securities and Exchange Commission (the “SEC”), a full, complete and accurate copy of Borrower’s Form 10-Q in the same form, and with all accompanying attachments and schedules, as was filed by Borrower with the SEC. Notwithstanding the foregoing, if at any time while any principal balance under any of the Loans remains outstanding and/or Lender continues to have any obligation to make any advances under any of the Loans pursuant to Section 1 Borrower ceases to be a publicly traded entity, Borrower shall thereafter, on a quarterly basis, within thirty (30) days from the end of each fiscal quarter, furnish to Lender current management prepared quarterly financial statements for Borrower, which shall include a balance sheet and income and expense statement, reflecting the financial condition of Borrower as of the end of each such fiscal quarter and the results of its operations during such fiscal quarter. Such statements and reports shall also contain comparative statements for the prior fiscal quarter. Such statements and reports shall be prepared in accordance with generally accepted accounting principles, or other recognized method of accounting acceptable to Lender, consistently applied, in form and manner of presentation acceptable to Lender, and certified to by Borrower as being true, accurate and complete, such statements and reports to include and to be supplemented by such detail and supporting data and schedules as Lender may from time to time reasonably request.

Execution Version

5.4.2       Borrower’s Annual Financial Statements. On an annual basis, commencing with Borrower’s fiscal year ending on November 30, 2021, within thirty (30) days following Borrower’s filing with the SEC, a full, complete and accurate copy of Borrower’s Form 10-K in the same form, and with all accompanying attachments and schedules, as was filed by Borrower with the SEC. Notwithstanding the foregoing, if at any time while any principal balance under any of the Loans remains outstanding and/or Lender continues to have any obligation to make any advances under any of the Loans pursuant to Section 1 Borrower ceases to be a publicly traded entity, Borrower shall thereafter, on an annual basis, within one hundred twenty (120) days after the end of each fiscal year, furnish to Lender current annual financial statements for Borrower, which shall include a balance sheet and income and expense statement, reflecting the financial condition of Borrower as of the end of each such fiscal year and the results of its operations during such fiscal year. Such statements and reports shall also contain comparative statements for the prior fiscal year. Such statements and reports shall be prepared in accordance with generally accepted accounting principles, or other recognized method of accounting acceptable to Lender, consistently applied, in form and manner of presentation acceptable to Lender, by an independent certified public accountant acceptable to lender on a reviewed basis by the accountant together with a review report issued by the accountant and signed by the president or treasurer (or other duly authorized officer) of Borrower, representing that neither the accounting firm nor the president or treasurer (or other duly authorized officer) of Borrower is aware of any material modifications necessary to the financial statements for them to be in conformity with generally accepted accounting principles consistently applied, such statements and reports to include and to be supplemented by such detail and supporting data and schedules as Lender may from time to time reasonably request.

5.4.3       Copies of Borrower’s Filed Form 8-K. During at any time while any principal balance under any of the Loans remains outstanding and/or Lender continues to have any obligation to make any advances under any of the Loans pursuant to Section 1, Borrower shall furnish to Lender, within thirty (30) days following Borrower’s filing with the SEC, a full, complete and accurate copy of any Form 8-K filed by Borrower with the SEC, in the same form, and with all accompanying attachments and schedules, as was filed by Borrower with the SEC.

5.4.4       Financial Projections. On an annual basis, within sixty (60) days after the end of each fiscal year, a current management prepared and reasonably detailed projection for Borrower’s business operations for the next twelve (12) months.

Execution Version

5.4.5      Covenant Compliance Certificate. On a quarterly basis, contemporaneously with Borrower’s delivery to Lender of a copy of its filed Form 10-Q or Form 10-K, as applicable, pursuant to Sections 5.4.1 and 5.4.2, commencing with the fiscal quarter ending on November 30, 2021, a Covenant Compliance Certificate signed by the president or treasurer (or other duly authorized officer) of Borrower in the form attached hereto as Exhibit B and made a part hereof, certifying that such officer has reviewed the provisions of this Agreement (including, without limitation, the financial covenants contained in this Agreement, to the extent they are being tested at that time) and stating Borrower has not been and is not in default as to any of the covenants and agreements of Borrower contained in this Agreement as of the last date of such period, or in the event of any such default, setting forth the details thereof. The calculations contained in each Covenant Compliance Certificate delivered to Lender shall be based upon and derived from the figures contained in Borrower’s filed Form 10-Q or Form 10-K, as applicable.

5.4.6      Borrowing Base Certificate. Borrower shall furnish to Lender, in connection with each request for an advance under the Revolving Loan, as well as on a bi-monthly basis on the first (1st) and fifteenth (15th) day of each calendar month, a Borrowing Base Certificate in the form attached hereto as Exhibit B and made a part hereof, together with an accounts payable aging report, an accounts receivable aging report, an inventory designation and all applicable monthly credit card and/or merchant service statements, including, without limitation, each monthly card processing statement delivered to Borrower by Fiserv, Inc., each such certificate, aging, designation and statement to be in such form and certified by such officers of Borrower as Lender may prescribe from time to time.

5.4.7      Notice of Management Change. Borrower shall provide prompt written notice to Lender of any death, incapacity or departure of executive management of Borrower.

5.4.8      Other Data and Information Requested. At such other times as Lender may reasonably require, such other financial statements, data or information as Lender may reasonably request with respect to Borrower including, but not limited to, aged receivables, aged payables, leases, budgets, forecasts, reserves and cash flow projections.

5.5          Borrower will maintain its corporate existence in good standing, comply in all material respects with all laws and regulations of the United States, of any state or states thereof, of any political subdivision thereof and of any governmental authority which may be applicable to Borrower or to Borrower’s business, other than those the lack thereof would not reasonably be expected to result in a material adverse effect.

5.6          Borrower will pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it or payable by it at such times and in such manner to prevent any penalty from accruing or any lien or charge from attaching to its properties. The provisions of this Section 5.6, however, shall not preclude Borrower from contesting in good faith and diligently prosecuting any such tax or imposition, provided, however, that Borrower shall establish adequate reserves in respect of such tax or imposition in the event such contest is resolved against Borrower. Borrower shall not be in default under this Agreement by reason of the existence of a lien for taxes not then due and payable.

Execution Version

5.7          Borrower will put and maintain its properties and assets in good repair, working condition and order (ordinary wear and tear excepted) and, from time to time, make all necessary or reasonably proper repairs, renewals and replacements thereof.

5.8          Borrower will: (a) keep its properties and assets insured against fire and other hazards (so called “All Risk” coverage) in amounts and with companies reasonably satisfactory to Lender to the same extent and covering such risks as is customary in the same or a similar business, but in no event in an amount less than the full replacement value thereof, which policies shall name Lender as lender’s loss payable, as its interest may appear, (b) maintain public liability coverage against claims for personal injuries or death in such coverage amounts as required by Lender, and (c) maintain all worker’s compensation, employment or similar insurance as may be required by applicable law. The policies referenced in the aforesaid subsections (b) and (c) shall name Lender as an additional insured thereunder. All policies of insurance required hereunder shall provide for a minimum of thirty (30) days’ (ten (10) days for non-payment) prior written notice to Lender before cancellation. Borrower further agrees to deliver copies of certificates of insurance for all of the aforesaid insurance policies to Lender, and, upon request, to provide Lender with copies of the insurance policies. In the event of any loss or damage exceeding deductible amounts to any of Borrower’s assets, including any Collateral securing the Liabilities of Borrower owing to Lender, Borrower shall give prompt written notice to Lender and to its insurers of such loss or damage and shall promptly file proofs of loss with said insurers.

5.9          Borrower will pay or reimburse Lender, on demand, for all reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented outside counsel fees) incurred or paid by Lender in connection with the preparation, amendment, interpretation, extension or negotiation of this Agreement, and any instrument, agreement or document to be delivered pursuant hereto; the enforcement by Lender of its rights as against Borrower; the administration, supervision, protection or realization on any Collateral (as defined below) held by Lender as security for any Liabilities of Borrower, and in the defense of any action against Lender with respect to its rights or liabilities hereunder or thereunder.

5.10        Borrower will promptly provide written notice to Lender with respect to any indebtedness for borrowed money which is in a principal amount equal to, or in excess of, One Hundred Thousand and 00/100 Dollars ($100,000.00) and which is owed to any bank, lending institution, person or entity other than Lender, which written notice will contain the salient terms of such indebtedness (e.g., the principal amount borrowed, the maturity date and the regularly scheduled payment terms).

Execution Version

5.11        Borrower shall pay or cause to be paid when due all amounts necessary to fund in accordance with their terms of Borrower’s deferred compensation plans whether now in existence or hereafter created, and Borrower will not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of its employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to the entity which provides funds for such deferred compensation plan.

5.12       While any principal balance under any of the Loans remains outstanding and/or Lender continues to have any obligation to make any advances under any of the Loans pursuant to Section 1, Borrower shall maintain its primary deposit and operating account at Lender (collectively, and each singly as the context may require, the “Operating Account”).

5.13       If any attachment or mechanic’s, laborer’s, materialman’s or similar statutory lien or any notice thereof shall be filed against any Collateral, Borrower shall discharge or fully bond over the same within forty-five (45) days of such filing.

5.14       Borrower shall promptly notify Lender in the event Borrower enters into any new real property lease agreement(s) and shall deliver to Lender a fully executed copy of such new lease agreement(s), and upon the request of Lender, Borrower shall use commercially reasonable efforts to deliver to Lender a duly executed landlord’s consent and waiver of lien, in form and substance reasonably acceptable to Lender, pursuant to the terms of which, inter alia, any lien or security interest in favor of the applicable landlord in and to any Collateral (as defined hereinbelow) located or stored at such leased location is fully subordinated to Lender’s lien and security interest in and to such Collateral. Notwithstanding the foregoing, if despite Borrower’s commercially reasonable efforts, Borrower is unable to procure and deliver to Lender the requested landlord’s consent and waiver of lien, such failure shall not constitute an Event of Default hereunder, provided, however, that any Inventory of Borrower located or stored at such new leased location shall thereafter be excluded from Eligible Inventory for purposes of calculating Borrower’s Borrowing Base until such time that Borrower delivers the requested landlord’s consent and waiver of lien; provided further, however, that the foregoing exclusion from the calculation of the Borrowing Base of any Eligible Inventory located or stored at a leased location for which Lender has not yet received a duly executed landlord’s consent and waiver of lien shall not be applicable for the first thirty (30) days following the Effective Date.

SECTION 6.	NEGATIVE COVENANTS OF BORROWER

For so long as this Agreement remains in effect, Borrower will not:

6.1          Issue evidences of indebtedness or create, assume, become contingently liable for, or suffer to exist any indebtedness in addition to the Liabilities of Borrower owing to Lender, except for (a) any indebtedness owed to Borrower’s shareholders or officers which is subordinated to the Liabilities of Borrower owing to Lender pursuant to a written subordination agreement in form and substance satisfactory to Lender its sole discretion, (b) any unsecured trade payables incurred in the ordinary of Borrower’s business, (c) contingent liabilities arising with respect to customary indemnification obligations in favor of officers, directors, managers, employees and agents set forth in Borrower’s governing documents and/or typical and customary indemnification obligations set forth in third party contracts entered into by Borrower in the ordinary course of business, (d) indebtedness in respect of capital leases, (e) other unsecured debt in an aggregate amount outstanding at any time not to exceed $100,000, and (f) purchase money financing for which Borrower has received Lender’s prior written consent, provided, however, that Lender’s prior written consent shall not be required for any purchase money financing in an original principal sum equal to or less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) (each a “Permitted Purchase Money Financing”).

Execution Version

6.2          Intentionally omitted.

6.3          At any time when an Event of Default exists (or if the making or payment of such distribution or dividend would immediately result in an Event of Default hereunder), make or pay any distribution or dividend, either in cash or in kind, on any class of its capital stock, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than in connection with an employee departure in accordance with the terms of any employee or management equity incentive or similar plan).

6.4          Make any loans or advances to any individual, firm or corporation without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, including, without limitation, its shareholders, officers and employees; provided, however, that Borrower may make (a) advances to its employees, including its officers, with respect to de minimis expenses incurred by such employees, which expenses are reimbursable by Borrower and directly related to the conduct of Borrower’s business and (b) intercompany loans.

6.5          Convert into any other type of entity, or change its tax classification status, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

6.6          Invest in or purchase any stock or securities of any individual, firm or corporation not otherwise made on or prior to the Effective Date; provided, however, Borrower may invest in (a) direct obligations of the United States of America having a stated maturity of one (1) year or less from the date of investment or certificates of deposit (or similar investments) issued by Lender, (b) cash, (c) any other Cash Equivalent and (d) any investment not prohibited by Section 6.8.

6.7          Intentionally omitted.

6.8          Merge or consolidate or be merged or consolidated with or into any other corporation or entity that would not result in Borrower surviving such merger or consolidation.

Execution Version

6.9          Sell or dispose of any of its assets or its Inventory, except for (a) any sale undertaken in the ordinary course of Borrower’s business, (b) sales of other equipment or property to the extent Borrower replaces such equipment or property with substantially the same functions provided by such replaced equipment or property within 60 days and (c) the licensing or sublicensing on a non-exclusive basis and in the ordinary course of business of intellectual property rights or other non-exclusive licenses or sublicenses for the use of property of Borrower in the ordinary course of business. Furthermore, Borrower may dispose of (or trade in) equipment and machinery which is obsolete, worn out or no longer required for the conduct of Borrower’s business so long as Borrower receives therefor a sum (or credit) substantially equal to such equipment’s fair market value.

6.10        Grant or suffer to exist any mortgage, pledge, title retention agreement, security interest, lien, charge or encumbrance with respect to any of its assets, tangible or intangible, whether now owned or hereafter acquired, or subject any of such assets to the prior payment of any indebtedness, or transfer in any manner any of such assets with the intent or purpose, directly or indirectly, of subjecting such assets to the payment of indebtedness, in each case other than Permitted Liens.

6.11        Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, entity or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, other than as permitted by Section 6.1.

6.12        Enter into, or be a party to, any transaction with any related (directly or indirectly) subsidiary or affiliate of Borrower (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock or other equity interests) except in the ordinary course of business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm’s-length transaction with a person other than a related subsidiary or an affiliate.

6.13        Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any capital stock or other equity interest of Borrower, whether now or hereafter outstanding, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, other than in connection with an employee or manager departure from Borrower in connection with an equity incentive or other similar plan.

6.14        Change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its chief executive office, place of business or the present location of its assets or records relating thereto from those addresses set forth herein without the consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

Execution Version

6.15        Change its state of organization or entity type without notifying Lender of such change, along with the new state of organization and organizational number (if any) or change in entity within three (3) days of such change.

6.16        Engage in any business other than the business in which it is currently engaged, or a business reasonably allied thereto.

6.17        Reserved.

6.18        Minimum Fixed Charge Coverage Ratio and Maximum Total Leverage Ratio.

6.18.1     Certain Definitions.

(i)          “Borrower’s Debt Service” means, as of any Calculation Date, the aggregate combined total of all scheduled principal and interest payments due and payable by Borrower during the applicable Calculation Period under any and all loans and indebtedness for borrowed money of Borrower (whether owing to Lender or another creditor of Borrower), including, without limitation, the Revolving Loan, the Equipment Loan and each Equipment Term Note and any capital lease agreements to which Borrower is a party.

(ii)         “Borrower’s EBITDA” means the EBITDA of Borrower, for any Calculation Period.

(iii)        “Calculation Date” means each November 30th, February 28th (or February 29th), May 31st and August 31st of each calendar year while any principal balance under any of the Loans remains outstanding and/or Lender continues to have any obligation to make any advances under any of the Loans pursuant to Section 1, commencing with November 30, 2021.

(iv)        “Calculation Period” means the immediately trailing twelve (12) month period ending on each Calculation Date.

(v)         “EBITDA” means income from continuing operations before the payment of interest and taxes, plus depreciation and amortization, determined in accordance with generally accepted accounting principles.

(vi)        “Fixed Charge Coverage Ratio” means, for each applicable Calculation Period the ratio of: (A) the sum of: (i) Borrower’s EBITDA, less (ii) any unfinanced capital expenditures of Borrower, less (iii) any cash taxes actually paid by Borrower, all determined in accordance with generally accepted accounting principles, divided by (B) Borrower’s Debt Service.

Execution Version

(vii)       “Total Leverage Ratio” means, for each applicable Calculation Period, the total aggregate funded and outstanding indebtedness for borrowed money of Borrower, including, without limitation, all funded and outstanding indebtedness under the Loans, as of the last day of such applicable Calculation Period, divided by Borrower’s EBITDA.

6.18.2     Minimum Fixed Charge Coverage Ratio. As of the last day of each Calculation Period, commencing with the first Calculation Date occurring on November 30, 2021, Borrower’s Fixed Charge Coverage Ratio as of each Calculation Date shall be not less than 1.20x, to be evidenced by the quarterly financial statements (e.g., Borrower’s Form 10-Q) delivered to Lender pursuant to Section 5.4 herein.

6.18.3     Maximum Total Leverage Ratio. As of the last day of each Calculation Period, commencing with the first Calculation Date occurring on November 30, 2021, Borrower’s Total Leverage Ratio as of each Calculation Date shall not be greater than 3.50x, to be evidenced by the quarterly financial statements delivered to Lender pursuant to Section 5.4 herein.

SECTION 7.	SECURITY INTEREST; UCC-1 FINANCING STATEMENTS

7.1          In consideration of the making of the Loans by Lender, Borrower hereby grants to Lender, and Lender shall have and hold as security for the repayment of each of the Loans and all other Liabilities of Borrower owing to Lender, a continuing security interest in and to, and Borrower collaterally assigns to Lender, all of Borrower’s property and assets, whether real or personal, whether granted directly or indirectly, whether granted now or in the future, wherever located and whether now owned or hereafter acquired (collectively, the “Collateral”), including, without limitation, the following:

(a)	all Inventory and goods, as defined in Article 9 of the UCC, including, without limitation, merchandise, raw materials and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower’s business; and

Execution Version

(b)	all Accounts, instruments (including promissory notes), documents, chattel paper (whether tangible or electronic), contracts, contract rights, notes, bills, drafts, acceptances, instruments, documents and general intangibles (including payment intangibles), as each is defined in Article 9 of the UCC, including, without limitation, work-in-process/unbilled accounts, registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising, deposit accounts (whether maintained with Lender or another bank, trust company, investment firm or fund or any similar institution or organization), letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise the same may have been established or created, all guarantees and collateral therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (collectively hereinafter referred to as the “Receivables”); and

(c)	all motor vehicles, machinery, equipment (including, without limitation, any machinery and equipment purchased with the proceeds of the Equipment Loan), fixtures, furniture, furnishings, personal property and other goods, as defined in Article 9 of the UCC, whether now owned or hereafter acquired by Borrower and wherever located, all replacements and substitutions therefor or accessions thereto (collectively hereinafter referred to as the “Equipment”); and

(d)	all books and records relating to the conduct of business of Borrower; and

(e)	all investment property of Borrower, including, without limitation, all financial assets, all certificated and uncertificated securities, security accounts, commodity accounts and commodity contracts; and

(f)	all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing.

Execution Version

In addition to the foregoing, the term “Collateral” shall not include (a) any permit, license or agreement (provided, however, that the term “Collateral” shall include all Eligible Accounts Receivable) entered into by Borrower (i) to the extent that any such permit, license or agreement or any requirement of law applicable thereto prohibits the creation of a lien thereon, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other requirement of law, (ii) which would be abandoned, invalidated or unenforceable as a result of the creation of a lien in favor of Lender or (iii) to the extent that the creation of a lien in favor of Lender would result in a breach or termination pursuant to the terms of or a default under any such permit, license or agreement (other than to the extent that any such term would be rendered ineffective pursuant to the Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity), (b) property owned by Borrower that is subject to a purchase money lien created in connection with any Permitted Purchase Money Financing or a capital lease if the agreement pursuant to which such lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person (other than Borrower) which has not been obtained as a condition to the creation of any other lien on such property, (c) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed), (d) Exempt Accounts, and (e) equity interests of any foreign subsidiary and the equity interests of any domestic subsidiary the sole assets of which are the equity interests of a foreign subsidiary. “Exempt Accounts” shall mean, collectively, payroll accounts, withholding accounts, employee benefit accounts, trust accounts and escrow accounts. Notwithstanding the foregoing, upon Borrower’s request, Lender hereby agrees not to perfect any security interest granted to Lender herein in and to any intellectual property of Borrower identified on Schedule 2 attached hereto and made a part hereof.

Borrower will execute and deliver all agreements, instruments and documents reasonably required by Lender to create and perfect the security interest granted pursuant to this Section 7.2. In addition to the foregoing, in the event that any proceeds of the Loans are used by Borrower towards the purchase of a new or used motor vehicle, or any other asset which is evidenced by a certificate of title, Borrower shall, at Lender’s reasonable request, within five (5) days of Borrower’s receipt of its certificate of title pertaining to such motor vehicle or other asset, deliver such original certificate of title to Lender and promptly after such time undertake and complete all reasonably necessary actions requested by Lender in order to perfect Lender’s security interest in and to such motor vehicle or other asset.

Borrower agrees to label all chattel paper serving as Collateral under this Agreement with the words, “Subject to the security interest of Needham Bank.”

If Borrower shall at any time acquire a commercial tort claim, as defined in the UCC, Borrower shall promptly notify Lender in a writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

7.2          Borrower will, at its expense, furnish to Lender, upon Lender’s reasonable request, such further information, will execute and deliver to Lender such financing statements and other agreements, instruments or documents, and will do all such acts as Lender may, at any time or from time to time, reasonably request, or as may be necessary or appropriate to establish and maintain a valid and enforceable first priority security interest (subject to Permitted Liens) in the Collateral in favor of Lender.

Execution Version

7.3          Borrower hereby irrevocably authorizes Lender at any time and from time to time to file initial UCC-1 financing statements, continuation statements and amendments thereto in such locations and offices as Lender shall deem necessary or appropriate to perfect the security interests in the Collateral granted herein, which such initial UCC-1 financing statements may (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment. Without limiting the generality of the foregoing, such other information may include, among other things, (i) if Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish such information to Lender promptly upon request. Borrower also ratifies its authorization for Lender to have filed any like initial financing statements or amendments thereto if filed prior to the date hereof.

7.4          Any and all deposits or other sums of Borrower which are at any time in the possession of Lender and/or credited by or due from Lender to Borrower shall at all times constitute additional security for all Liabilities of Borrower owing to Lender and Borrower hereby grants in favor of Lender a continuing security interest in and to such deposits and other sums, which deposits or other sums may be set-off against any such Liabilities at any time after the occurrence and continuance of an Event of Default, whether or not other security or Collateral held by Lender is deemed to be adequate. Any and all instruments, documents, policies and certificates of insurance, securities, goods, Inventory, Receivables, Equipment, choses in action, chattel paper, cash, property and the proceeds thereof owned by any Borrower or in which Borrower has an interest, in each case constituting Collateral, which now or hereafter are at any time in possession or control of Lender or in transit by mail or carrier to or from Lender or in the possession of any third-party acting on Lender’s behalf, without regard to whether Lender received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Lender has conditionally released the same, shall constitute additional security for the Liabilities of Borrower to Lender and may be applied at any time after the occurrence and continuance of an Event of Default to such Liabilities, whether due or not. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LIABILITIES OF BORROWER TO LENDER PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

Execution Version

SECTION 8.	COLLECTION

8.1       Lender may at any time and from time to time after the occurrence and during the continuance of an Event of Default hereunder, require Borrower to establish a “lock box” arrangement with Lender for the receipt of remittances from Borrower’s Account Debtors.

8.2       Lender may at any time after the occurrence of an Event of Default hereunder, notify Account Debtors on any Collateral, or require Borrower to notify such Account Debtors, that such Account Debtors shall subsequently make all future payments on their account or accounts with Borrower directly to Lender; or, alternatively, require Borrower to hold all proceeds received from collection of Accounts or the sale of inventory in trust for Lender without commingling the same with other funds of Borrower, and to turn the same over to the Lender immediately upon receipt in the identical form received, at which time Lender may at its option either apply such proceeds to the Liabilities of Borrower owing to Lender, in accordance with Section 8.6 hereinbelow, or release such proceeds to Borrower for use in its business.

8.3       Lender has the right at any time after the occurrence of an Event of Default hereunder, directly or through its agent or nominee or a duly appointed receiver, to collect proceeds directly from Account Debtors on any Collateral and for that purpose to do all acts and things necessary or incident thereto, including the right to sue on any Accounts, and to sell, transfer, set over, compromise, discharge, or extend the whole or any part of any Accounts.

8.4       Borrower does hereby make, constitute and appoint any officer or agent of Lender as Borrower’s true and lawful attorney-in-fact, with power to endorse the name of Borrower or any of Borrower’s officers or agents upon any notices, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on any Collateral) or Collateral that may come into possession of Lender in full or partial payment of any Liabilities of Borrower owing to Lender; to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Borrower’s Accounts, and any instruments or documents relating thereto, or to Borrower’s rights therein; to give written notice to such office or officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Lender; granting unto Borrower’s said attorney-in-fact full power to do any and all things necessary to be done in and about Borrower’s premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Neither Lender nor the attorney-in-fact shall be liable for any acts or omissions nor for any errors of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Lender and any Liabilities of Borrower owing to Lender remain unsatisfied. With the exception of the power granted to Lender (or any officer or agent of Lender) to endorse checks, drafts, and any other form of payment, which right may be exercised at any time and from time to time, Lender will not exercise any of the powers granted under this Section 8 absent the occurrence and during the continuance of an Event of Default hereunder.

Execution Version

8.5          Until Lender exercises any of its rights contained in Sections 8.1 or 8.2, Borrower may continue to collect proceeds from Account Debtors on any Collateral and use the proceeds in any lawful manner not inconsistent with the terms of this Agreement.

8.6          In the event that Lender exercises any of its rights contained in Sections 8.1 or 8.2, Lender shall credit to Borrower the proceeds received from Account Debtors on any Collateral, such credits to be entered within two (2) business days after receipt and clearance of such proceeds. Such credits, however, are conditional upon final payment to Lender at its office in cash or solvent credits of the items giving rise to them, and, if any item is return, rescinded or not so paid, the amount of any credit given with respect to any Liabilities of Borrower owing to Lender shall be reversed or, in the discretion of Lender, it shall be charged to the Operating Account or any other deposit accounts of Borrower maintained with Lender, whether or not the item is returned.

SECTION 9.	EVENTS OF DEFAULT; REMEDIES

9.1          Events of Default

The occurrence of any of the following events (after the expiration of any applicable grace and/or cure periods) shall be an event of default hereunder (each an “Event of Default”):

(a)	Borrower shall fail to pay in full (i) any installment of principal on account of any of the Loans when such payment is due and payable or (ii) any interest payment on account of any of the Loans within three (3) Business Days of such payment being due and payable; or

(b)	Borrower fails to pay in full either the Revolving Loan Unused Fee when due pursuant to Section 1.1.10 herein or the Equipment Loan Unused Fee when due pursuant to Section 1.2.8 herein and/or Borrower fails to satisfy either the minimum Fixed Charge Coverage Ratio covenant or the maximum Total Leverage Ratio covenant pursuant to Sections 6.18.2 and 6.18.3 herein, respectively (without the benefit of any grace or cure period with respect to any of the foregoing covenants); or

(c)	Borrower shall fail to observe or perform any other covenant or agreement contained in this Agreement or in any instrument, document or agreement executed with or given to Lender whether now or in the future and such failure continues uncured for thirty (30) days following Borrower’s receipt of written notice from Lender; provided, however, in the event that Borrower commences a cure of such failure within such 30-day period and continues to diligently prosecute such cure, the applicable cure period shall be extended for an additional period of time, not to exceed sixty (60) days in total, to allow Borrower time to effect a cure; or

Execution Version

(d)	Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower proves to have been false in any material respect when made or furnished; or

(e)	Any event which results in the acceleration of the maturity of the indebtedness of Borrower owing to others in excess of $250,000.00 under any indenture, agreement, undertaking or otherwise; or

(f)	The dissolution or termination of existence of Borrower; or

(g)	Borrower shall: (i) cease, be unable, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any composition, trust mortgage or other arrangement with creditors; (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of a substantial part of its assets, or authorize such application or consent, or proceedings seeking such appointment shall be commenced; or (iii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or (iv) any involuntary petition for bankruptcy, reorganization or arrangement shall be consented to, or acquiesced in, or not objected to and has not been discharged within ninety (90) days of filing. Upon the filing of any involuntary petition, Lender’s agreement to consider making additional advances under any of the Loans pursuant to this Agreement shall immediately terminate; or

(h)	Borrower shall have any Material Adverse Change (as defined below) in its financial condition since the date of this Agreement that, in Lender’s reasonable judgment, affects Borrower’s ability to pay or perform its Liabilities; provided, however, for purposes of this clause (h) there will not deemed to be any Material Adverse Change if (a) Borrower is in compliance with all applicable financial covenants hereunder, including, without limitation, those contained in Sections 6.18.2 and 6.18.3, respectively, or (b) if the alleged change is not an ongoing and continuous adverse change, or (c) Borrower has then, or within thirty (30) days after being notified of such Material Adverse Change by Lender, made such arrangements or taken such measures as will in the reasonable determination of Lender eliminate such Material Adverse Change. For purposes of this Agreement, the term “Material Adverse Change” means any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which, as reasonably determined by Lender in good faith, materially and adversely affect: (i) the business, assets, properties, Collateral, financial condition, contingent liabilities, prospects, material agreements or results of operations of Borrower, or (ii) Borrower’s ability to pay and perform the Liabilities in accordance with the terms of this Agreement and the other Loan Documents, or (iii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies, liens, security interests or Collateral of Lender hereunder; or

Execution Version

(i)	The entry of any judgment(s) in excess of $250,000.00 against Borrower in excess of any insurance coverage, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry; or

(j)	The service of process upon Lender seeking to attach by trustee process any funds of Borrower on deposit with Lender.

9.2          Acceleration; Cease Making Advances. Upon the occurrence of any Event of Default, all Liabilities of Borrower owing to Lender shall, at Lender’s option and without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by Borrower, and notwithstanding any terms of payment in any note or other instrument evidencing such Liabilities, become immediately due and payable, and any obligation of Lender to consider making subsequent advances under any of the Loans pursuant to Section 1 herein shall immediately terminate. In addition to the foregoing, upon the occurrence of any Event of Default, Lender shall have all rights and remedies afforded to it under any of the Loan Documents.

9.3          Rights and Remedies of Lender

9.3.1       Upon the occurrence and during the continuance of any Event of Default, Lender shall have all the rights and remedies of a secured party under the UCC, in addition to all other rights and remedies conferred upon Lender in this Agreement. Unless otherwise provided by law, Lender may require Borrower to assemble any tangible personal property constituting Collateral and make it available to Lender at Borrower’s sole cost and expense at a place to be designated by Lender which is reasonably convenient to both parties.

9.3.2       Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Lender’s disposition of the Collateral. Lender may conduct any such sale or other disposition of the Collateral upon Borrower’s premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Lender shall provide Borrower with such notice as may be practicable under the circumstances), Lender shall give Borrower at least the greater of the minimum notice required by law or ten (10) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Lender may purchase the Collateral, or any portion thereof, at any public sale.

Execution Version

9.3.3       If Lender sells any of the Collateral on credit, Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by Lender. If the purchaser fails to pay for the Collateral, Lender may re-sell the Collateral and Borrower shall be credited with the proceeds of the sale.

9.3.4       Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to the immediate possession of all Collateral and its products and proceeds, and in its sole discretion may operate and use said Collateral, complete any work-in-process, and sell any Collateral without being liable to Borrower on account of any losses, damage, or depreciation that may occur as a result thereof so long as Lender shall act in good faith.

9.3.5       Upon the occurrence and during the continuance of any Event of Default, Lender may enter upon, occupy, manage and use (through a custodian or receiver or otherwise) any premises owned or occupied by Borrower, remove any Collateral therefrom and may exclude Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by Lender. Lender shall not be required to remove any of the Collateral from any such premises upon Lender’s taking possession thereof and may render any Collateral unusable to Borrower. In no event shall Lender be liable to Borrower for use or occupancy by Lender of any premises pursuant to this Agreement.

9.3.6       In connection with Lender’s exercise of Lender’s rights under this Agreement, Lender may at any time, after the occurrence and during the continuance of any Event of Default hereunder, transfer any Collateral into its own name or that of its nominee and may at any time after the occurrence of any Event of Default hereunder receive the income thereon and hold the same as security for Liabilities or apply it to principal or interest due on the Liabilities.

9.3.7       Borrower hereby grants to Lender a non-exclusive irrevocable license in connection with Lender’s exercise of its rights hereunder, to use, apply and affix any trademark, trade name, logo or the like in which Borrower now or hereafter has rights, which license may be used upon the occurrence and during the continuance of any Event of Default.

9.3.8       In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, after the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other assets at any time held or owing by Lender to or for the credit or the account of Borrower against and on account of the Liabilities of Borrower to Lender despite the fact that any such Liabilities may then be contingent or unmatured and without regard for the availability or adequacy of other Collateral.

Execution Version

SECTION 10.	NOTICE

10.1        All notices and other communications hereunder shall be made by personal delivery, nationally recognized overnight air courier, or certified or registered first class mail, return receipt requested, and shall be deemed to be received by the party to whom it was sent when received if sent by personal delivery, one (1) business day after sending if sent by overnight air courier, and three (3) business days after mailing if sent by certified or registered mail. All such notices and other communications to a party hereto shall be addressed to such party at the address set forth at the beginning of this Agreement or to such other address as such party may designate for itself in a notice to the other parties given in accordance with this Section 10.1.

10.2        The addresses to which such communications shall be sent are as follows:

(a)	If intended for Borrower, to:

Byrna Technologies Inc.

100 Burtt Road

Andover, MA 01810

Attention: Bryan Ganz

with a copy to:

Taft Stettinius & Hollister LLP

200 Public Square, Suite 3500

Cleveland, OH 44114-2302

Attn: Michael Wager, Esq., Katharine Mascarenhas, Esq.

Email: mwager@taftlaw.com; kmascarenhas@taftlaw.com

(b)	If intended for Lender, to:

Needham Bank

214 Garden Street

Needham, MA 02492

Attn:       James Daley, Senior Vice President

with a copy to:

Murtha Cullina LLP

99 High Street, 20th Floor

Boston, MA 02110

Attn:       Matthew D. Ray, Esq.

Execution Version

10.3       The addresses set forth herein may be changed by notice to the other parties given in accordance with the requirements of Section 10.1 above. Email shall not constitute sufficient notice under this Agreement.

SECTION 11.	MISCELLANEOUS

11.1       All indebtedness and obligations of Borrower owing to Lender for borrowed money, however arising and whether now existing or hereafter arising, shall be cross-guaranteed, cross-defaulted and cross-collateralized.

11.2       Borrower will from time to time execute and deliver to Lender all such other and further instruments and documents and take or cause to be taken all such other and further action as Lender may reasonably request in order to effect and confirm or vest more securely in Lender all rights contemplated in this Agreement.

11.3       If Borrower is comprised of more than one entity or individual, the term Borrower shall mean all of them and the Liabilities of Borrower arising under this Agreement or any other Loan Documents shall be the joint and several obligation and liability of each entity or individual comprising Borrower.

11.4       Borrower may take any action herein prohibited or omit to perform any act required to be performed by Borrower if Borrower shall obtain Lender’s prior written consent to each such action, or omission to act. No waiver on Lender’s part on any one occasion shall be deemed a waiver on any other occasion. Lender shall not be deemed to have waived any of its rights hereunder unless such waiver shall be in writing and duly signed by an authorized officer of Lender.

11.5       This Agreement may be amended only by an instrument in writing and duly signed by Borrower and an authorized officer of Lender.

11.6       All covenants, agreements, representations and warranties contained in this Agreement shall bind each Borrower, its respective successors and permitted assigns, and shall inure to Lender’s benefit and the benefit of Lender’s successors and assigns, whether expressed or not; provided, however, that Borrower may not assign any rights or obligations under this Agreement without the prior written consent of Lender in Lender’s sole discretion; provided further, that prior to the occurrence of an Event of Default hereunder, Lender may not assign any rights or obligations under this Agreement without the prior written consent of Borrower. Notwithstanding the foregoing, it is agreed that Lender may grant to other financial institutions participating interests in any of the Loans made pursuant to this Agreement without any requirement to obtain the prior written consent of Borrower.

Execution Version

11.7       All rights of Lender hereunder shall be cumulative. Lender shall not be required to have recourse to any Collateral before enforcing its rights or remedies against Borrower. Borrower hereby waives presentment and protest of any instrument and any notice thereof.

11.8       If any provisions of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Agreement.

11.9       This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regards to its conflicts of law principles.

11.10       This Agreement shall take effect as an instrument under seal.

11.11       BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Lender nor any of its representatives, agents or legal counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Lender has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this Section 11.11; has consulted legal counsel of its sole choosing; understands the right it is granting in this Agreement and is waiving in this Section 11.11 in particular, and makes the above waiver knowingly, voluntarily and intentionally.

11.12       Borrower and Lender each agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any state court of the Commonwealth of Massachusetts, City of Boston, or in the District Court of the United States for the District of the Commonwealth of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

Execution Version

11.13       This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages. This Agreement together with any and all loan documents, agreements and instruments executed in connection with any of the Loans and all documents, agreements and instruments executed in connection with any of the Loans subsequent to the Effective Date (collectively, the “Loan Documents”) may be transmitted by electronic mail in portable document format (“PDF”) and signatures appearing on electronic mail instruments shall be treated as original signatures. Any party delivering an executed counterpart of the Loan Documents by PDF or other electronic method of transmission also shall deliver an original executed counterpart of the Loan Documents, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

11.14       This Agreement and all covenants, agreements, representations and warranties made herein shall survive the making by Lender of the Loans, the execution and delivery to Lender of this Agreement, the Revolving Note, each Equipment Term Note and the other Loan Documents and shall continue in full force and effect so long as any balance under any of the Revolving Note or any Equipment Term Note remains outstanding and unpaid and so long as Lender continues to have any obligation to consider making subsequent advances under any of the Loans pursuant to Section 1 herein.

11.15       The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Agreement and shall not be utilized in the construction hereof.

11.16

(a)          Borrower, nor any transferee under a permitted transfer (collectively, the “Related Persons”), will be included in, owned by, controlled by, act for or on behalf of, provide assistance, support, sponsorship, or services of any kind to, or otherwise associate with any of the persons referred to or described in any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended (“Executive Order 13224”), or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”).

(b)          Borrower will comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (the “PATRIOT Act”); the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa 9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597; Bank Secrecy Act, Pub. L. 91-508, 84 Stat. 1114, 1118; the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq.; the laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 and any similar laws or regulations currently in force or hereafter enacted (collectively, the “Anti-Terrorism Regulations”).

Execution Version

(c)          If Borrower becomes aware or receives any notice that any of the Related Persons are named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), Borrower will immediately comply with all laws applicable to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Anti-Terrorism Regulations, and Borrower will take any and all steps necessary to comply with all laws applicable to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Regulations (including the “freezing” and/or “blocking” of assets).

SECTION 12.	TERMINATION OF THIS AGREEMENT

12.1       Unless renewed in writing, this Agreement shall terminate on the date upon which Lender is no longer obligated to consider making additional advances under any of the Loans pursuant to Section 1 herein and each of the Loans, together with all accrued and outstanding interest and fees due thereon, has been repaid in full in cash (the “Termination Date”), upon which date the Collateral shall be released. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, Lender may terminate this Agreement immediately and without notice upon the occurrence and during the continuance of any Event of Default.

12.2       In the event that Lender continues to make loans or advances hereunder to Borrower after the Termination Date without a written extension of such Termination Date or after the occurrence of an Event of Default, all such advances: (i) shall be made in the sole and absolute discretion of Lender; and (ii) shall, together with all other Liabilities of Borrower owing to Lender, be payable thereafter ON DEMAND.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Commercial Loan and Security Agreement as a sealed instrument effective as of the date first above written.

WITNESS:	BORROWER:

BYRNA TECHNOLOGIES INC.,
a Delaware corporation

/s/ James Dunfey	By:	/s/ Bryan Ganz
Print Witness Name:	Name:	Bryan Ganz
	Title:	President

WITNESS:	LENDER:

NEEDHAM BANK

/s/ R. Sutton	By:	/s/ James Daley
Print Witness Name:	Name:	James Daley
	Title:	Senior Vice President

SCHEDULE 1

Other addresses at which Borrower has an office, conducts business or at which any of Borrower’s property is located

1.	Office Apartment

Avalon Oaks

Apartment 4AD-4213

4213 Avalon Drive

Wilmington, MA 01887

2.	Plant Facility

5031 Industrial Rd.

Fort Wayne, IN 46825

3.	Office Space

9555 S. Eastern Ave. Ste 210

Las Vegas, NV. 89123

SCHEDULE 2

List of Borrower’s Intellectual Property

[see attached listings]

SCHEDULE 3

Other Indebtedness of Borrower

NONE.

EXHIBIT A

BORROWING BASE CERTIFICATE

The undersigned BYRNA TECHNOLOGIES INC., a Delaware corporation (“Borrower”) hereby certifies to NEEDHAM BANK (“Lender”) pursuant to that certain Commercial Loan and Security Agreement dated as of January 19, 2021 and entered into by and between Borrower and Lender (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) that the amounts and representations as set forth below are true and correct as of __________________ ____, 20___.

I.	Eligible Accounts Receivable

A.	Total Eligible Accounts Receivable under a contract with any federal, state or municipal governmental agency or any department or instrumentality thereof less than one hundred twenty (120)days from invoice date	$___________

B.	Line A multiplied by 85% advance rate = credit available from Eligible Accounts Receivable under a contract with any federal, state or municipal governmental agency or any department or instrumentality thereof less than one hundred twenty (120) days from invoice date	$___________

C.	Total of all other Eligible Accounts Receivable less than ninety (90) days from invoice date	$___________

D.	Less: cross-aged Accounts (___% threshold)	$___________

E.	Net of all other Eligible Accounts Receivable less than ninety (90) days from invoice date (Line C – Line D)	$___________

F.	Line E multiplied by 80% advance rate = credit available from all other Eligible Accounts Receivable less than ninety (90) days from invoice date	$___________

G.	Total Eligible Accounts Receivable borrowing base (Line B + Line F)	$___________

II.	Eligible Inventory and Raw Materials

H.	Net orderly liquidation value of Eligible Inventory	$___________

I.	Less: ineligible Inventory	$___________

J.	Net Eligible Inventory(Line H – Line I)	$___________

K.	Line J multiplied by 50% advance rate = credit available from Eligible Inventory	$___________

L.	Raw materials	$___________

M.	Line L multiplied by 25% advance rate = credit available from raw materials	$___________

N.	The lesser of: (i) $2,500,000, or (ii) (Line K + Line M) = total Eligible Inventory and raw materials borrowing base	$___________

III.	Eligible Credit Card Receivables

O.	Ninety percent (90%) of all Eligible Credit Card Receivables	$___________

P.	Line O multiplied by 50% advance rate = total Eligible Credit Card Receivables borrowing base	$___________

IV.	Borrowing Base Summary

Q.	Total Eligible Accounts Receivable borrowing base (Line G)	$___________

R.	Total Eligible Inventory and raw materials borrowing base (Line N)	$___________

S.	Total Eligible Credit Card Receivables borrowing base (Line P)	$___________

T.	Total borrowing base (Line Q + Line R + Line S)	$___________

U.	Less: aggregate principal amount of all advances outstanding under the Revolving Loan	$___________

V.	Remaining availability or (deficiency) under the Revolving Loan (Line T – Line U)	$___________

The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date). There has been no adverse change, and there is no litigation or proceedings which may cause an adverse change, in the financial condition or business operations of Borrower since the date of the last financial statements or Borrowing Base Certificate furnished to Lender, nor to the knowledge of Borrower is there any existing Event of Default under the Loan Agreement as of the date of this Borrowing Base Certificate.

WITNESS:	BORROWER:

BYRNA TECHNOLOGIES INC.,
a Delaware corporation

By:
Print Witness Name:	Name:
Title:

EXHIBIT B

COVENANT COMPLIANCE CERTIFICATE

The undersigned BYRNA TECHNOLOGIES INC., a Delaware corporation (“Borrower”), hereby certifies in favor of NEEDHAM BANK (“Lender”) pursuant to that certain Commercial Loan and Security Agreement entered into by and between Lender and Borrower dated as of January 19, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), that:

A.	General

1.            Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

2.            During the calculation period, there does not exist an Event of Default or an event or circumstance which, with notice or the lapse of time, or both, would constitute an Event of Default.

B.	Financial Covenants

For such calculation period as may be designated below, the computations, ratios and calculations as set forth below have been made in accordance with Section 6.18 of the Loan Agreement and are true and correct:

1)            Minimum Fixed Charge Coverage Ratio (Section 6.18.2 of the Loan Agreement)

The Fixed Charge Coverage Ratio of Borrower as of ____________________, 20____ for the preceding 12-month period was equal to _____:1.0, computed as follows:

A.	EBITDA of Borrower	$___________

B.	Unfinanced capital expenditures of Borrower	$___________

C.	Cash taxes actually paid by Borrower	$___________

D.	A – (B+ C) =	$___________

E.	Borrower’s Debt Service	$___________

F.	Ratio of D to E =_____:1.0

2)           Maximum Total Leverage Ratio (Section 6.18.3 of the Loan Agreement)

The Total Leverage Ratio of Borrower as of ____________________, 20____ for the preceding 12-month period was equal to _____:1.0, computed as follows:

A.	Aggregate total of all funded and outstanding indebtedness for borrowed money of Borrower	$___________

B.	EBITDA of Borrower	$___________

C.	Ratio of A to B =_____:1.0

IN WITNESS WHEREOF, the undersigned Borrower has executed and delivered this Covenant Compliance Certificate as a sealed instrument as of _______________________, 20___.

WITNESS:	BORROWER:

BYRNA TECHNOLOGIES INC.,
a Delaware corporation

By:
Print Witness Name:	Name:
Title:

EXHIBIT C

FORM OF EQUIPMENT TERM NOTE

SECURED EQUIPMENT TERM NOTE

DATE OF NOTE: BORROWER:	________________, 20___ BYRNA TECHNOLOGIES INC., a Delaware corporation
PRINCIPAL AMOUNT: LOAN TERM: MATURITY DATE:	______________________________________________ Seventy-Two (72) Months ___________, 20___

FOR VALUE RECEIVED, Borrower, on a joint and several basis, promises to pay to NEEDHAM BANK (hereinafter “Lender,” which term shall include its successors and permitted assigns), or its order, the Principal Amount of ___________________________ AND ___/100 DOLLARS ($____________________), or such lesser amount as may be outstanding hereunder, together with accrued interest thereon or on so much as remains outstanding at the effective Interest Rate herein specified. This Note is executed and delivered pursuant to the terms and conditions of that certain Commercial Loan and Security Agreement dated as of January 19, 2021 entered into between Borrower and Lender (the “Loan Agreement” which term shall include all modifications, extensions, renewals and replacements thereof).

INTEREST RATE: Subject to the terms of this Note, the outstanding principal balance of this Note shall accrue interest at a fluctuating per annum interest rate equal to sum of the Prime Rate (as defined herein) plus fifty (50) basis points (0.50%). As used herein, the term “Prime Rate” shall mean the Prime Rate as published in the “Money Rates” section of The Wall Street Journal, provided, however, if such rate is, at any time during the term of this Note, no longer so published by The Wall Street Journal, upon written notice to the Borrower, the Lender shall designate a comparable reference rate which shall be deemed the “Prime Rate” hereunder. The effective interest rate under this Note shall be automatically changed contemporaneously with each change in the Prime Rate, provided, however, that Lender has no obligation to notify Borrower of any changes in the effective rate of interest under this Note. Notwithstanding anything contained herein to the contrary, at no point in time during the term of this Note shall the effective interest rate under this Note be less than four percent (4.00%) per annum. Interest on the outstanding principal balance of this Note shall be calculated on the basis of actual days elapsed and a 360-day year.

REPAYMENT; PAYMENT DAY: Commencing on _________ 1, 20___, and thereafter on the first (1st) day of each succeeding month (the first (1st) day of each calendar month being referred to herein as a “Payment Day”) until the date which is the twelfth (12th) month anniversary date of this Note (the “Conversion Date”) (the period commencing on the date of this Note and ending on the Conversion Date is referred to herein as the “Interest Only Period”), Borrower shall make consecutive monthly payments of accrued interest only, in arrears. Thereafter, commencing with the first Payment Day following the expiration of the Interest Only Period and continuing thereafter on each successive Payment Day for the remaining term of this Note (the period commencing with the expiration of the Interest Only Period and ending on the Maturity Date is referred to herein as the “Amortization Period”), Borrower shall make consecutive monthly amortizing payments of principal (calculated by Lender based upon a fully amortizing five (5) year amortization scheduled commencing on the first day of the Amortization Period), together with a payment of accrued interest, in arrears. The entire outstanding principal balance of this Note, together with all accrued interest and other fees and charges payable hereunder, shall be due and payable in full on the Maturity Date. If any Payment Day would otherwise fall on a day that is not a Business Day, such Payment Day will be the next immediate Business Day. For purposes of this Note, “Business Day” is a day which is neither a Saturday nor a Sunday nor a legal holiday on which commercial banks are authorized to be closed in Boston, Massachusetts.

This Note constitutes an “Equipment Term Note” as referenced in the Loan Agreement and the loan evidenced by this Note represents an advance previously made under the “Equipment Loan” as referenced in the Loan Agreement.

Payments made hereunder shall be applied first to Lender’s costs and expenses, then to accrued interest then outstanding, and the remainder, if any, to any current or past due required principal payment due hereunder.

On any date on which a regularly scheduled payment of accrued interest and/or principal is due under this Note, the Lender may charge the Operating Account (as defined in the Loan Agreement) with the amount thereof.

All capitalized terms not defined herein shall be given the same meaning as set forth in the Loan Agreement.

The occurrence of any Event of Default (after the expiration of any applicable cure or grace period) under the Loan Agreement shall be an Event of Default hereunder.

PREPAYMENT: Borrower shall have the right to prepay, without premium or penalty, the principal balance of any outstanding Advance made under this Note, in whole or in part, together with all accrued and unpaid interest thereon.

Borrower agrees to pay all expenses including reasonable attorney’s fees, which Lender may incur in effecting collection of this Note, upon an Event of Default or following maturity.

Lender shall not, by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder unless such waiver be in writing and signed by Lender. A delay, omission or waiver on one occasion shall not be deemed a waiver or bar on any future occasion of the same or any other right.

Borrower and each endorser and guarantor of this Note or the obligation represented hereby, waives, to the extent permitted by applicable law, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except as specifically provided herein with respect to notices of default and pursuant to the terms of the Loan Agreement; assents to any extension or postponement of the time of payment or any other indulgence and to the addition or release of any other party primarily or secondarily liable.

THE BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN EVIDENCED HEREBY.

Borrower and each endorser and guarantor hereby assent to the release in whole or in part of any Collateral (as defined in the Loan Agreement) held as security herefor, and agrees that Lender need not proceed against any Collateral held as security herefor before proceeding directly against Borrower or against any endorser or guarantor.

Borrower shall pay to Lender a late charge in the amount of five (5%) percent of each payment due hereunder which is more than fifteen (15) days in arrears to offset the additional expenses involved in processing delinquent payments. In addition, from and after the date on which this Note becomes, or at Lender’s option, could become, due and payable (whether accelerated or not), at maturity, upon default or otherwise, and solely during the existence of such circumstance, interest shall accrue and shall be due and payable on demand at a rate (the “Default Rate”) which is four (4%) percent per annum higher than the Interest Rate hereinabove specified but in no event higher than the maximum interest rate permitted by law. The Default Rate shall change each time the Interest Rate changes.

Borrower shall not be obligated to pay and Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of this Note as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by Lender to Borrower.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of this Note or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement promissory note or other document(s) in the same principal amount hereof and otherwise of like tenor at no cost to Borrower.

This Note shall be deemed to be a Massachusetts instrument, and all rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and enforced in the courts of the Commonwealth of Massachusetts sitting in the City of Boston.

Borrower’s obligations under this Note are secured by, inter alia, the first priority security interest (subject to any Permitted Liens) in the Collateral (as defined in the Loan Agreement) granted by Borrower in favor of Lender pursuant to the terms of the Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

(i)                 IN WITNESS WHEREOF, Borrower has duly executed and delivered this Secured Equipment Term Note UNDER SEAL to be effective as of the date first set forth above.

WITNESS:	BORROWER:

BYRNA TECHNOLOGIES INC.,
a Delaware corporation

By:
Print Witness Name:	Name:
Title: